Exhibit 10.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

among

CENTURY GAMING, INC., as the Company,

the shareholders of CENTURY GAMING, INC., as Sellers,

ACCEL ENTERTAINMENT, INC., as Buyer,

ACCEL ENTERTAINMENT LLC, as Buyer, and

STEVEN W. ARNTZEN as the Seller Representative

March 2, 2021

v

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	R&W Insurance Policy
Exhibit C	Option and Warrant Assignment
Exhibit D	Working Capital Example
Exhibit E	Stock Purchase and Restriction Agreement
Exhibit F	Warrant Redemption Agreement

SCHEDULES

Section 3.02	Organization, Authority and Qualification of the Company

Section 3.03	Capitalization

Section 3.04	Subsidiaries

Section 3.05	No Conflicts; Consents

Section 3.10	Material Contracts

Section 3.11	Title to Assets; Real Property

Section 3.12	Condition of Assets

Section 3.13	Intellectual Property

Section 3.16	Customers and Suppliers

Section 3.17	Insurance

Section 3.18	Legal Proceedings

Section 3.19	Compliance With Laws; Permits

Section 3.20	Environmental Matters

Section 3.21	Employee Benefit Matters

Section 3.22	Employment Matters

Section 3.23	Taxes

Section 3.26	Related Party Contracts

Section 4.02	No Conflicts; Consents

Section 4.06	Legal Proceedings

Section 5.05	Resignations

Section 5.06	Director and Officer Indemnification and Insurance

Section 7.02	Company and Seller Approvals, Consents and Waivers

Section 7.03	Buyer Approvals, Consents and Waivers

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of March 2, 2021, is entered into among Century Gaming, Inc., a Montana corporation (the “Company”), the shareholders of the Company (the “Shareholders” or the “Sellers”), Accel Entertainment, Inc., a Delaware corporation (“Accel”), Accel Entertainment LLC, a Delaware limited liability company (“Accel Sub” and, together with Accel, collectively, “Buyer”), and Steven W. Arntzen (the “Seller Representative”).

RECITALS

WHEREAS, (a) the Shareholders own all of the issued and outstanding shares of common stock, no par value (the “Shares”), of the Company and (b) certain of the Shareholders (the “Optionholders”) own all of the issued and outstanding options to purchase shares of common stock of the Company, (the “Options”) and certain outstanding warrants to purchase shares of common stock of the Company (the “Management Group Warrants” and collectively with the Shares and the Options, the “Securities”), of the Company;

WHEREAS, Accel Sub is a wholly-owned subsidiary of Accel;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Securities, subject to the terms and conditions set forth herein;

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accel SEC Documents” has the meaning set forth in Section 4.07(a).

“Accel Stock” means shares of Accel’s Class A-1 common stock, par value $0.0001 per share.

“Accredited Investor Questionnaire” means the Accredited Investor Questionnaire attached as Exhibit B to the Stock Purchase and Restriction Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Option and Warrant Assignment, the Stock Purchase and Restriction Agreement and the Warrant Redemption Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.07.

“Balance Sheet” has the meaning set forth in Section 3.07.

“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.15(b).

“Buyer Gaming Approvals” has the meaning set forth in Section 7.01(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the amount and nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date and to be calculated consistent with, and subject to the reclassifications and adjustments set forth in, the calculation of the Closing Working Capital as of September 30, 2020, as set forth on Exhibit D attached hereto solely as an illustrative example of the accounts, methodology, reclassifications and adjustments to be used in the calculation of Closing Working Capital.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company, including, without limitation, all player and player reward databases such as those associated with “Gambler’s Bonus”, “i-Rewards” along with all source code for such player tracking and player award systems (other than any third-party source code incorporated therein).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Company Intellectual Property.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means, collectively, all (a) material Software and (b) computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video), in each case owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Continuing Employees” has the meaning set forth in Section 5.15(a).

“Contract Group” means each of the “groups” of Contracts identified by the Company in Section 3.10(a)(i) of the Disclosure Schedules.

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Credit Agreement” means that certain Credit Agreement, dated May 22, 2017, by and among the Company, United Coin Machine, Co., a Nevada corporation, Grand Vision Gaming LLC, a Montana limited liability company, the financial institutions party thereto, as lenders, and Monroe Capital Management Advisors, LLC, as administrative agent, as the same has been amended, restated, amended and restated, supplemented or otherwise modified from time to time up to and including the date hereof.

“Current Assets” means cash and cash equivalents, including House Funds, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing and (b) deferred Tax assets, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means CIBC Bank USA.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller Representative and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Estimated Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.07.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Funds Flow Memo” means that certain flow of funds memorandum delivered by the Seller Representative to Buyer indicating the amount and wire transfer information for payments to be made by Buyer hereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently with the Company’s past practices.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or required by any Gaming Law necessary for or relating to the conduct of the business of the Company or the consummation of the transactions contemplated hereby.

“Gaming Authorities” means any Governmental Authority with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction and within the United States.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gambling activities and operations and manufacturing and distributing operations.

“Government Contracts” has the meaning set forth in Section 3.10(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“House Funds” means all cash and cash equivalents held by the Company, including cash, markers and other cash equivalents located in cages, vaults, drop boxes, slot machines, redemption terminals, location dispensers (to the extent owned by the Company), automated teller machines (to the extent owned by the Company) and other gaming and amusement devices; and change bank loans outstanding to Company customer locations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money other than the PPP Loan; (b) obligations for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary and usual course of business; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) Taxes of the Company for which Sellers are responsible pursuant to Section 6.03(b); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnification Escrow Amount” means $775,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(B).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means a firm of regionally recognized, certified public accountants which is independent from Buyer, the Company and the Management Group, which is mutually agreed upon by Buyer and the Seller Representative.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, social media user account administrator rights and user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) to the extent not otherwise described above, all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.07.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.07.

“Interim Financial Statements” has the meaning set forth in Section 3.07.

“Knowledge of the Company or the Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any member of the Management Group after reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.08.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers or any of their respective Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include lost profits, diminution in value or consequential or punitive damages, except to the extent that punitive damages are actually awarded to a Governmental Authority or other third party.

“Management Group” means, collectively, Steven Arntzen, Heidi Schmalz and Merle Frank.

“Management Group Escrow Percentages” means the percentages of the Management Group members as set forth and identified as such on Schedule 2.03.

“Management Group Proceeds” means the sum of (a) the Closing Date Payment, plus (b) the product of (i) the aggregate Management Group Escrow Percentages of all members of the Management Group as set forth on Schedule 2.03, multiplied by (ii) the sum of the Purchase Price Adjustment Escrow Fund, the Indemnification Escrow Fund and the PPP Escrow Fund, in each case as actually deposited into escrow pursuant to Section 2.03(a)(iii).

“Management Group Shares” has the meaning set forth in Section 2.03(c)(ii).

“Management Group Warrants” has the meaning set forth in the recitals.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) the impact of the COVID-19 pandemic or any similar pandemic or epidemic; (vi) any natural or man-made disaster or “act of God”; (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) at the request of Buyer; (viii) any changes in applicable Laws or accounting rules, including GAAP; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.16(a).

“Material Suppliers” has the meaning set forth in Section 3.16(b).

“Multiemployer Plan” has the meaning set forth in Section 3.21(c).

“Optionholders” has the meaning set forth in the recitals.

“Options” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 9.01(b)(ii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including under Gaming Laws.

“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).

“Permitted Gaming Business” means any gaming establishment or gaming route that is subject to a binding, written agreement with the Company that provides for (i) a term that does not expire until the date that is at least six (6) years from the Closing Date and (ii) exclusive, non-waivable servicing terms with the Company or one of its Affiliates on commercially reasonable terms that are no less favorable to the Management Group Member or its applicable Affiliate than terms offered by the Company to any similarly situated customer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Potential Contributor” has the meaning set forth in Section 8.04(g).

“PPP Escrow Amount” means $3,336,000.

“PPP Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(C).

“PPP Loan” has the meaning set forth in Section 5.16.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pro Rata Percentages” has the meaning set forth in Section 6.03.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $500,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(A).

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer on terms and conditions set forth in Exhibit B hereto.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Related Party Contract” has the meaning set forth in Section 3.26.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the business of the Company and its subsidiaries, including, without limitation, acting as a distributed gaming operator in the Territory and developing and manufacturing software and related components for the operation of gaming devices.

“Restricted Period” has the meaning set forth in Section 5.08(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Rule 144” has the meaning set forth in Section 2.03(c)(ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC’ means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning set forth in Section 10.14.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Majority” has the meaning set forth in Section 10.14(a).

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Shareholders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Software” means computer software and code, whether in source code, object code or executable code format.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stock Purchase and Restriction Agreement” means the Stock Purchase and Restriction Agreement attached hereto as Exhibit E.

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” means $23,000,000.

“Taxes” means all U.S. federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.02(c).

“Territory” means the contiguous United States, plus Washington, D.C., Alaska, Hawaii, Puerto Rico, Guam and the U.S. Virgin Islands.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means the sum of (a) all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, the Escrow Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, (b) 50% of the premium paid by Buyer under the R&W Insurance Policy, not to exceed $295,625, and (c) any payments required to be made by the Company subsequent to the Closing in connection with the Post-Closing Adjustment, if applicable, pursuant to the terms of the Warrant Redemption Agreement.

“Union” has the meaning set forth in Section 3.22(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Redemption Agreement” means that certain Warrant Redemption Agreement by and between the Company and the holders of all of the issued and outstanding warrants to purchase shares of common stock of the Company in the form attached hereto as Exhibit F.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Seller, the Securities, free and clear of all Encumbrances (other than those restrictions imposed by applicable Laws), for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Securities shall be $155,000,000.00, subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall:

(i)	deliver to Seller:

(A) the Closing Date Payment by (1) wire transfer of immediately available funds and (2) delivery of the Management Group Shares (as applicable), in each case, to the appropriate Sellers in accordance with their respective Pro Rata Percentages set forth on Schedule 2.03 and the Funds Flow Memo; and

(B) the Escrow Agreement, Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii) pay, on behalf of the Company or Sellers, the following amounts:

(A) Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B) any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(iii) deliver to the Escrow Agent:

(A) the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(c);

(B) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE VIII and the obligations of Sellers in Section 2.04(c) and Section 6.08;

(C) if and to the extent applicable, the PPP Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “PPP Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers set forth in Section 5.16; and

(D) the Escrow Agreement.

(b) At the Closing, Sellers or the Company shall deliver to Buyer:

(i) stock powers conveying the Shares to Accel Sub, free and clear of all Encumbrances (other than those restrictions imposed by applicable Laws), duly executed by the applicable Shareholders;

(ii) instruments of transfer conveying the Options and Management Group Warrants to Accel Sub, free and clear of all Encumbrances (other than those restrictions imposed by applicable Laws), in the forms attached hereto as Exhibit C, duly executed by the applicable Optionholder; and

(iii) the Escrow Agreement, the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by the Company or Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(c) Management Group Allocation. The Closing Date Payment to be made to the Management Group will be allocated amongst the Management Group in accordance with their respective Pro Rata Percentages as set forth in Schedule 2.03, and shall be paid to the Management Group in a mixture of cash and Accel Stock as follows:

(i) A percentage of the Management Group Proceeds shall be paid on the Closing Date in cash, consisting of wire transfers to the Management Group in accordance with the Funds Flow Memo plus the aggregate Management Group Escrow Percentage of the amounts deposited into escrow pursuant to Section 2.03(a)(iii), such that the sum of such cash Management Group Proceeds is equal to 60% of the Management Group Proceeds; and

(ii) A percentage of the Management Group Proceeds shall be paid (subject to the restrictions described below) on the Closing Date in the form of Accel Stock (the “Management Group Shares”) such that the value of the Management Group Shares is equal to 40% of the Management Group Proceeds, with the number of shares of Accel Stock issuable to the Management Group calculated based on a per share price equal to the lower of (i) $11.00 or (ii) the average closing price of such shares of Accel Stock for the 20-trading day period ending the trading day prior to the public announcement of the transaction contemplated by this Agreement in accordance with Section 5.12. The Management Group Shares will be issued to each member of the Management Group in accordance with a Stock Purchase and Restriction Agreement in the form attached hereto as Exhibit E which will provide, without limitation, that the Management Group Shares shall be issued as of the Closing Date in three equal tranches, each of which shall be subject to a time-based restriction on transfer. The restriction with respect to the first tranche will expire on the first anniversary of the Closing Date, the restriction on the second tranche will expire on the second anniversary of the Closing Date and the restriction on the third tranche will expire on the third anniversary of the Closing Date. In addition, the Management Group Shares shall be deemed “restricted securities” as such term is defined under Rule 144 promulgated pursuant to the Securities Act (“Rule 144”) and shall be subject to the legending requirements thereof. Holders of the Management Group Shares (which, for the avoidance of doubt, shall be the members of the Management Group prior to the expiration of the transfer restrictions described above) shall otherwise enjoy all other rights of a stockholder in Accel with respect to such Management Group Shares, including the right to vote the Management Group Shares and to receive any dividends or other distributions paid or made with respect thereto.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted in the following manner:

(A) either (1) an increase by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital or (2) a decrease by the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital;

(B) a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date as reflected on the Closing Indebtedness Certificate;

(C) a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date as reflected on the Closing Transaction Expenses Certificate; and

(D) a decrease by the sum of the Purchase Price Adjustment Escrow Amount plus the Indemnification Escrow Amount plus the PPP Escrow Amount, which PPP Escrow Amount shall be subject to reduction in accordance with Section 5.16.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii) At least three Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Working Capital”), which statement shall contain a calculation of Estimated Working Capital in the form attached as Exhibit D hereto (the “Estimated Working Capital Statement”). At the Closing, the Company will also deliver a certificate of the Chief Financial Officer of the Company required by Section 7.02(h).

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital in the form attached as Exhibit D hereto (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Accel that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The post-closing adjustment shall be an amount, either positive or negative, equal to the Closing Working Capital minus the Estimated Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is positive, then such Post-Closing Adjustment amount shall be payable by Buyer in accordance with Section 2.04(d). If the Post-Closing Adjustment is negative, then the absolute value of such Post-Closing Adjustment amount shall be payable on behalf of Sellers from the Purchase Price Adjustment Escrow Fund and the Indemnification Escrow Fund, if applicable, in accordance with Section 2.04(d).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Seller Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller Representative and its accountants and representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s or the Company’s possession) relating to the Closing Working Capital Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller Representative’s disagreement therewith (the “Statement of Objections”). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Seller Representative. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Representative shall be final and binding.

(iii) Resolution of Disputes. If the Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Seller Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually disputed but not awarded to the Seller Representative or Buyer, respectively, bears to the aggregate amount actually disputed by the Seller Representative and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment as determined in accordance with Section 2.04(b)(ii) shall (i) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.04(c)(v) above; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be, as set forth in the Funds Flow Memo and, with respect to a payment to Sellers, the Post-Closing Adjustment less the applicable Transaction Expenses on such Post-Closing Adjustment shall be paid to the Sellers in accordance with their Pro Rata Percentages and such Transaction Expenses shall be paid by or on behalf of the Company concurrently to the applicable parties. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement: (A) from the Purchase Price Adjustment Escrow Fund; and (B) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, from the Indemnification Escrow Fund.

(e) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Securities contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Chicago time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Dickinson Wright PLLC, 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company, the Seller Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law; provided that, prior to any withholding, Buyer or the Company, as applicable, shall give advance written notice to any Person it intends to deduct or withhold from and the legal basis therefor, and shall use commercially reasonable efforts to afford the Person a reasonable opportunity to provide the applicable payment, documents and forms necessary to eliminate or reduce such deduction or withholding. All such withheld amounts shall be treated as delivered to the respective Seller hereunder. Notwithstanding the foregoing, based upon applicable Law and the factual circumstances as each exist on the date of this Agreement, the Parties anticipate that no withholding will be applicable to any payments of the Purchase Price to the Sellers under this Agreement.

Section 2.07 Release of Escrow Funds.

(a) If following the payment of the Post-Closing Adjustment in accordance with Section 2.04(d) there remains any amounts in the Purchase Price Adjustment Escrow Fund, then within three Business Days following the payment of the Post-Closing Adjustment, Buyer and the Seller Representative shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release all such amounts remaining in the Purchase Price Adjustment Escrow Fund to the Sellers in accordance with their respective Management Group Escrow Percentages and the remainder to the Company.

(b) Within three Business Days following the 18-month anniversary of the Closing Date, Buyer and the Seller Representative shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release all amounts remaining in the Indemnification Escrow Fund in excess of any pending indemnification claims for recovery from the Indemnification Escrow Fund pursuant to Section 6.08 or Section 8.06 to the Sellers in accordance with their respective Management Group Escrow Percentages and the remainder to the Company.

(c) Buyer and the Seller Representative shall issue joint written instructions to the Escrow Agent with respect to the release of the PPP Escrow Fund, if any, in accordance with Section 5.16.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, (a) the Company represents and warrants to Buyer that the statements contained in Section 3.02 through Section 3.26 of this ARTICLE III are true and correct as of the date hereof and (b) Sellers represent and warrant to Buyer that the statements contained in Section 3.01 and Section 3.27 of this ARTICLE III are true and correct with respect to such Seller as of the date hereof.

Section 3.01 Organization and Authority of Sellers. Each entity Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each entity Seller has full organizational power and authority to enter into this Agreement and each of the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Document to which each Seller is or will be a party have been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), each such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Montana and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 3.03 Capitalization.

(a) Section 3.03(a) of the Disclosure Schedules sets forth the issued and outstanding Shares, Options and Warrants in the Company. All of the Securities have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record by each Seller as set forth in Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances (other than those restrictions imposed by applicable Laws).

(b) All of the Securities were issued in compliance with applicable Laws. None of the Securities were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as set forth in Section 3.03(a) of the Disclosure Schedules and pursuant to this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. Except as set forth in Section 3.04 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules and as contemplated by Section 3.06, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company; except in the case of clauses (b), (c) and (d), for any such matter that, individually or in the aggregate, has not resulted and would not reasonably be expected to result in material Liability to the Company, materially impair the operations of the Company, or prevent or delay the Company or Sellers from consummating the transactions contemplated by this Agreement. Except as contemplated by Section 3.06, no consent, approval, Permit,

Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement, the Escrow Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.06 Gaming Consents and Approvals. Except as set forth in Section 3.06, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, Gaming Authority or other Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement by Sellers or the Company or the consummation by Sellers or the Company of the transactions to which either is a party that are contemplated hereby, except for (i) such approvals as may be required under the HSR Act, (ii) such consents, approvals, orders, authorizations, Permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the renaming or rebranding of the operations at the Real Property and (iii) any consents, approvals, orders, authorizations, registrations, Permits, declarations or filings required by Buyer or any of its Affiliates or key employees (including under the Gaming Laws).

Section 3.07 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at June 30 in each of the years 2018, 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of June 30, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered materially in accordance with GAAP.

Section 3.08 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, in each case, that would be required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, (a) other than in the ordinary course of business consistent with past practice, the Company has not taken any action or omitted to take any action that, if taken or omitted, would require the consent of Buyer under Section 5.01 if such action was taken after the date hereof and prior to the Closing, and (b) no event, occurrence or development has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract or Contract Group of the Company involving aggregate revenue or expenditures of the Company in excess of $150,000 in any 12-month period and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person (other than standard indemnification provisions entered into in the ordinary course of business);

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to materially limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and any Seller or any Affiliate of Sellers (other than the Company) on the other hand;

(xii) all Related Party Contracts to the extent not described in Section 3.10(a)(xi);

(xiii) all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xiv) all Company IP Agreements, other than (A) nonexclusive inbound licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms, (B) open source licenses, (C) agreements with current and former employees or independent contractors, (D) nonexclusive, non-negotiated licenses, software-as-a-service agreements or similar Contracts granted by the Company to its customers in the ordinary course of business consistent with past practice, (E) Contracts where the only material licenses to Company Intellectual Property are with respect to feedback, suggestions, or the Company’s Trademarks for inclusion on customer lists or use in the provision of services, and (F) agreements otherwise covered in another subsection of this Section 3.10(a); and

(xv) to the extent not covered by clause (i) through (xiv) above, any space lease arrangement or revenue sharing arrangement to which the Company or any of its subsidiaries is a party, in each case, involving annual payments in excess of $150,000.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.11 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.11(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(v) nonexclusive licenses to Company Intellectual Property entered into in the ordinary course of business consistent with past practice (which, for clarity, do not include any licenses to any third party of any player information); or

(vi) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.11(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such Real Property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased Real Property; and (iii) the current use of such Real Property. With respect to owned Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.12 Condition of Assets. Except as set forth in Section 3.12 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are, to the Company’s Knowledge, structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedules contains (i) a correct, current, and complete list of all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; and the patent, registration, or application serial number; and (ii) a summary description of all proprietary software of the Company.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(c) Subject to obtaining the consents and taking any other actions described on Section 3.05 of the Disclosure Schedules with respect to IP Agreements, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(d) All of the Company IP Registrations that are registered or issued are valid, enforceable, subsisting and in full force and effect. The Company has taken reasonable steps to maintain and enforce the Company Intellectual Property material to the operation of the Company’s business and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(e) To the Company’s Knowledge, the conduct of the Company’s business as currently conducted and formerly conducted in the six years prior to the date of this Agreement, including the use of the Company Intellectual Property in connection therewith, and the products, processes and services of the Company offered in connection with the Company’s business in the six years prior to the date of this Agreement, have not infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property in the six years prior to the date of this Agreement.

(f) Section 3.13(f) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts under the control of the Company and used to promote the Company’s business. All Company IT Systems included in the Company Intellectual Property are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three years, there has been no malfunction, failure, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems included in the Company Intellectual Property that, in each case, has had a material effect on the operation of the Company’s business. The Company has taken commercially reasonable steps to safeguard the availability, security, and integrity of the Company IT Systems included in the Company Intellectual Property, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(g) With regard to Company IT Systems not included in the Company Intellectual Property, the Company is operating such third party Software, systems and services within the scope of the licenses to which Company is a party in all material respects. The Company has materially complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three years the Company has not (i) experienced any actual or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.14 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances (other than security interests with respect to Indebtedness that will be paid at or prior to Closing), and no inventory is held on a consignment basis. To the Company’s Knowledge, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.15 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.16 Customers and Suppliers.

(a) Section 3.16(a) of the Disclosure Schedules sets forth (i) each customer or group of customers Known by the Company to be affiliated who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $150,0000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.16(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $150,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.16(b) of the Disclosure Schedules, the Company has not received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and its subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the Closing without any further action of the Company. Neither the Company nor any of its subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are, to the Company’s Knowledge, financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.17 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company nor any of its subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.18 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets, including the Company Intellectual Property or the Company’s rights in any Licensed Intellectual Property; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in material compliance with the terms of each Governmental Order set forth in Section 3.18(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.19 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company has materially complied, and is now materially complying, with all Laws (including any Gaming Laws) applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business (including all necessary authorizations and other approvals under Gaming Laws) have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.19(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of such Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or material limitation of any Permit set forth in Section 3.19(b) of the Disclosure Schedules.

(c) Except as set forth in Section 3.19(a) of the Disclosure Schedules, neither the Company nor any director, officer, key employee or partner of the Company or any of its subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority in the past three years under, or relating to, any violation or possible violation of any Gaming Laws. There are no facts which, if known to the Gaming Authorities, would reasonably be expected to result in the revocation, material limitation or suspension of a license, finding of suitability, registration, permit or approval of the Company or its subsidiaries or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer or partner under any Gaming Laws. Neither the Company nor any officer, director, key employee or Person performing management functions similar to an officer or partner of the Company or any of its subsidiaries has ever abandoned or withdrawn (in each case in response to a communication from the Gaming Authority regarding a likely or impending denial, suspension or revocation) or suffered a suspension or revocation of any Permit (or any application for any Permit) held under the Gaming Laws.

(d) None of the Company or its subsidiaries have been denied, or had revoked, a gaming license, approval or related finding of suitability by a Governmental Authority or Gaming Authority within the six years prior to the date of this Agreement. The Company and each of its subsidiaries is in good standing in each of the jurisdictions in which the Company or any subsidiary owns or operates gaming facilities. Following consultation with Seller’s legal and regulatory advisors, there are no facts relating to the Company or any of its subsidiaries and their respective operations which, if known to the Gaming Authorities, would (or would be reasonably likely to) (i) result in the denial, revocation, limitation or suspension of any gaming license or other Gaming Approval, (ii) result in a negative outcome to any finding of suitability proceedings currently pending or under the approval or suitability proceedings necessary for the consummation of the transactions contemplated by this Agreement, including the imposition of any negative condition being placed on any approval or finding of suitability or (iii) unreasonably delay approval of the transactions contemplated by this Agreement.

Section 3.20 Environmental Matters.

(a) The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not, and the Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 3.20(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect.

(c) There has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any of its subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any of its subsidiaries.

(d) There are no active, nor has there been any abandoned, aboveground or underground storage tanks owned or operated by the Company.

(e) The Company does not use, and there are no predecessors as to which the Company may retain liability for, any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(f) Neither the Company nor any of its subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) The Company has provided or otherwise made available to Buyer and listed in Section 3.20(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) with respect to the business or assets of the Company.

(h) The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or storage of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.21 Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.21(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.21(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975, 4980B , 4980D or 4980H of the Code.

(d) Except as set forth in Section 3.21(d) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (iv) incurred taxes under Section 4971 of the Code.

(f) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is subject to Title IV of ERISA.

(g) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i) Except as set forth in Section 3.21(i) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company, nor any of its subsidiaries has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m) Except as set forth in Section 3.21(m) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.22 Employment Matters.

(a) Section 3.22(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full and reflected on the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees other than as reflected on Section 3.22(a) of the Disclosure Schedules.

(b) The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.22(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any court, Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act when applicable and it has no plans to undertake any action that would trigger the WARN Act.

Section 3.23 Taxes.

(a) All Tax Returns required to be filed under applicable law on or before the Closing Date by the Company have been, or will be, timely filed (taking into account any applicable extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company has withheld and paid all Tax required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all material information reporting and backup withholding provisions of applicable Law.

(c) No claim has ever been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before June 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) set forth in the Closing Working Capital Statement. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(f) Section 3.23(f) of the Disclosure Schedules sets forth:

(i) those years for which examinations of the Company’s Taxes by the taxing authorities have been completed; and

(ii) those taxable years for which examinations of the Company’s Taxes by taxing authorities are presently being conducted.

(g) All Tax deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority. The Company has not received from any taxing authority any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company.

(i) The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2013.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement other than commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been received from any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction made on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); or

(vi) any election under Section 108(i) of the Code.

(o) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(p) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the last five years.

(q) The Company is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or non-U.S. Law). The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. income Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. income Tax law).

(s) The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section1297 of the Code or (iii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(t) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.24 Books and Records. The complete minute books and stock record books of the Company and its subsidiaries have been made available to Buyer. The minute books of the Company contain accurate records of all formal meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no formal meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.25 Brokers. Other than Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Escrow Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Company.

Section 3.26 Related Party Contracts. Except as set forth in Section 3.26 of the Disclosure Schedules, no manager, director, officer, member of the Management Group or other Affiliate of the Company or Sellers, respectively, is party to (i) any Contract with the Company or its subsidiaries, (ii) any lease pertaining to Real Property or (iii) any Contract with the Company or its subsidiaries pursuant to which it provides goods or services to the Company or its subsidiaries (any Contract referred to in clauses (i) – (iii), a “Related Party Contract”); provided, that “Related Party Contract” shall not include (x) any organizational document of the Company or (y) any Contract relating to employment or the issuance or grant of equity securities.

Section 3.27 Seller Representations and Warranties. Each Seller represents and warrants to Buyer that such Seller is the sole beneficial and record owner of the outstanding Securities of the Company as set forth in Section 3.03(a) of the Disclosure Schedules and such Seller owns such Securities free and clear of all Liens (other than those restrictions imposed by applicable Laws).

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties of the Company and Sellers expressly set forth in this ARTICLE III and the representations and warranties in any certificate or other document delivered hereunder, and not in limitation hereof, neither the Company, Sellers nor any other Person makes any other express or implied representation or warranty on behalf of the Company or Sellers, including any representation or warranty with respect to the Company’s assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Company and its business, performance or prospects furnished or made available to Buyer and its Representatives or any representation or warranty arising from statute or otherwise in Law, and any such express or implied representation or warranty not expressly set forth in this Agreement or any certificate or other document delivered hereunder is disclaimed by the Company and Sellers in its entirety.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer.

(a) Accel is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and Accel Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate or limited liability company power and authority, as applicable, to enter into this Agreement, the Escrow Agreement and each Ancillary Document to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Escrow Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of Buyer. No vote of the holders of capital stock of Accel or the membership interests of Accel Sub is necessary pursuant to applicable Law, the certificate of incorporation or bylaws of Accel, the certificate of formation or limited liability company agreement of Accel Sub, the applicable rules of the New York Stock Exchange or otherwise to approve this Agreement and the transactions contemplated hereby (including in order for Accel to issue the Management Group Shares). This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When the Escrow Agreement and each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), the Escrow Agreement and each such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

(b) The Management Group Shares to be issued as part of the transactions contemplated by this Agreement, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and Encumbrances (other than restrictions on transfer arising under applicable securities Law and the applicable Stock Purchase and Restriction Agreement), and issued in compliance with federal and state securities Law.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Escrow Agreement and each Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Accel; (b) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Accel Sub ; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. Except as set forth in Section 4.02 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, Gaming Approval, declaration or filing with, or notice to, any Governmental Authority or Gaming Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Escrow Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Escrow Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 SEC Filings.

(a) Accel has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Accel (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Accel SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Accel SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Accel SEC Documents. Accel has not received written notice from the SEC that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC. Accel’s independent public accounting firm has not informed Buyer that it has any material questions, challenges or disagreements regarding or pertaining to Accel’s accounting policies or practices.

(d) Accel has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and Accel and its subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Accel’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP.

(e) Neither Accel nor any of its subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer in violation of Section 402 of the Sarbanes-Oxley Act.

(f) Accel is in compliance, and has complied, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(g) Neither Accel nor any of its subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Accel and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Accel or any of its subsidiaries in Accel’s or such subsidiary’s published financial statements or other Accel SEC Documents.

Section 4.08 No Denial or Revocation of Gaming Approvals. Neither Buyer nor any of its subsidiaries: (i) ever applied for a Gaming Approval in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such Gaming Approval; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Authority that it would be denied such a license or renewal if it were applied for.

Section 4.09 Non-Reliance.

(a) In connection with the due diligence investigation of the Company and its subsidiaries by Buyer, Buyer has received and may continue to receive from the Company, its subsidiaries and/or Sellers or any of their respective Affiliates or Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company and its subsidiaries and their respective businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Buyer is familiar, and Buyer will have no claim against Sellers, the Company or its subsidiaries, or any of their respective stockholders, Affiliates or Representatives, or any other Person, solely with respect thereto. Accordingly, Buyer hereby acknowledges that none of Sellers, the Company or its subsidiaries, nor any of their respective Affiliates or Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans), except as provided in ARTICLE III.

(b) Buyer acknowledges and agrees that neither the Company nor any Seller has made and none is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in ARTICLE III, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in ARTICLE III.

(c) Notwithstanding anything to the contrary herein (including this Section 4.09), the provisions of this Agreement do not in any way limit any legal remedy of Buyer against the Company, Sellers or any other Person for claims based on fraud.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties of Buyer expressly set forth in this ARTICLE IV (as modified by the Accel SEC Documents) and the representations and warranties in any certificate or other document delivered hereunder, and not in limitation hereof, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer, including any representation or warranty with respect to its assets, Liabilities, performance, prospects or otherwise, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding Buyer and its business, performance or prospects furnished or made available to Sellers and its Representatives or any representation or warranty arising from statute or otherwise in law, and any such express or implied representation or warranty not expressly set forth in any this Agreement or any certificate or other document delivered hereunder is disclaimed by Buyer in its entirety.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; provided, that the Company may take such actions as are reasonably necessary in response to or as a result of the COVID-19 pandemic; provided further, that the Company shall consult with Buyer prior to taking any such action to the extent reasonably practicable to do so; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall not, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed):

(a) amend the charter, by-laws or other organizational documents of the Company;

(b) split, combine or reclassify any shares of its capital stock;

(c) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d) declare or make payment of any dividends or distributions on or in respect of any of its capital stock or redeem, purchase or acquire its capital stock;

(e) make any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f) make any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g) enter into any Contract that would constitute a Material Contract, except in the ordinary course of business;

(h) incur, assume or guarantee any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or indebtedness that will be repaid prior to or at the Closing;

(i) transfer, assign or grant any material license or sublicense under or with respect to any Company Intellectual Property, except in the ordinary course of business;

(j) abandon, allow to lapse or fail to maintain in full force and effect any material Company IP Registration;

(k) accelerate, terminate, make material modification to or cancel any Material Contract, except in the ordinary course of business;

(l) grant any material bonuses, whether monetary or otherwise, or increase of greater than five percent (5%) in any wages, salary or other compensation or benefits in respect of its employees, officers, directors or independent contractors, other than as provided for in any written agreements, required by applicable Law or otherwise consistent with the Company’s past practices with respect to hourly workers;

(m) hire or promote any person as or to (as the case may be) officer or hire any employee below officer with annual compensation in excess of $150,000, other than in each case to fill positions open as of the date of this Agreement or thereafter due to subsequent departures;

(n) adopt, materially modify or terminate any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant with annual compensation in excess of $150,000, (ii) material Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o) make any loan to any of its stockholders or current or former directors, officers and employees, except for ordinary course advancement of expenses or loans that would be repaid at or prior to the Closing, or enter into any Related Party Contract;

(p) enter into a new line of business or abandon or discontinue existing lines of business;

(q) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) purchase, lease or otherwise acquire the right to own, use or lease any property or assets for an amount in excess of $150,000 individually or with respect to related leases (in the case of a lease or multiple related leases, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(s) acquire by merger or consolidate with, or purchase a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(t) make, change or rescind any material Tax election, amend any material Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(u) make any Contract to do any of the foregoing, or take any action or make any omission that would result in any of the foregoing.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall (a) afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice, to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company (except as otherwise provided by Law); (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request, provided that nothing in this clause (b) shall require the Company to produce any data or information that is not already produced by the Company in the ordinary course of business; and (c) instruct the Representatives of the Company to reasonably cooperate with Buyer in its investigation of the Company in accordance with this Section 5.02. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Nothing contained herein shall permit or require Buyer to take part in any operations or make any decisions that may interfere with the Company’s prerogative to operate its business prior to the Closing.

Section 5.03 No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company and Buyer shall, as applicable, promptly notify the other party in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority (including any Gaming Authority) in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules, unless expressly waived in writing at or prior to the Closing.

Section 5.05 Resignations. The Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules requested by Buyer at least five Business Days prior to the Closing.

Section 5.06 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.06 of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of 6 years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Buyer and the Company under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.06 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06, each of whom may enforce the provisions of this Section 5.06).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.06.

Section 5.07 Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that any Seller can show that such information (a) is generally available to or known by the public through no fault of Sellers, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall, to the extent legally permissible, promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, provided, that such Seller shall use commercially reasonable efforts to, at Buyer’s sole cost and expense, obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, nothing in this Section 5.07 shall limit Sellers’ use of any such information in connection with the administration or enforcement of the provisions of this Agreement.

Section 5.08 Non-Competition; Non-Solicitation.

(a) For a period of twenty-four months commencing on the Closing Date (the “Restricted Period”), each member of the Management Group agrees that he or she shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, (x) each member of the Management Group may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such member of the Management Group is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person and (y) nothing in this Section 5.08 shall restrict any member of the Management Group or any of their respective Affiliates from, directly or indirectly, owning or operating a Permitted Gaming Business, including under any owner or operator gaming licensing.

(b) During the Restricted Period, each member of the Management Group agrees that it will not, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, each member of the Management Group agrees that it will not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Each member of the Management Group acknowledges that a breach or threatened breach of this Section 5.08 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such member of the Management Group of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) The Management Group acknowledges that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.09 Governmental Approvals and Consents.

(a) Each of the Company and Buyer shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act and Gaming Laws) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities (including Gaming Authorities) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, the Escrow Agreement and any applicable Ancillary Documents. Without limiting the foregoing, the Company and Buyer agree that as soon as practicable, but in no event later than ten Business Days following the execution of this Agreement, the parties shall make such filings as may be required by the HSR Act with respect to the transactions contemplated by the this Agreement, the Escrow Agreement or any Ancillary Document, which filings shall include a request for early termination of any applicable waiting period. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority (including Gaming Authorities) regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, the Escrow Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, the Escrow Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, the Escrow Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Management Group members shall, subsequent to the Closing, reasonably cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Buyer or the Company before any Governmental Authority or the staff or regulators of any Governmental Authority (including any Gaming Authority), in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Management Group members or the Company with Governmental Authorities (or Gaming Authorities) in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the Company or Buyer, as applicable, in advance of any filing, submission or attendance, it being the intent that the Company and Buyer will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each of Buyer and the Company shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority (or Gaming Authority) or the staff or regulators of any Governmental Authority (or Gaming Authority) with respect to the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact, and Buyer and the Company agree to provide each other with prompt copies of correspondence received from or otherwise exchanged with any Governmental Authority in connection with the filings and submissions made in connection with the transactions contemplated in this Agreement.

(f) Notwithstanding the foregoing, nothing in this Section 5.09 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.10 Books and Records.

(a) In order to facilitate the resolution of any claims made under this Agreement or for any other reasonable purpose, for a period of 3 years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Seller Representative and its Representatives reasonable access (including the right to make, at the Seller Representative’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made under this Agreement or for any other reasonable purpose, for a period of 3 years following the Closing, each Seller shall:

(i) retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) No party shall be obligated to provide another party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law.

Section 5.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.12 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in any forum in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, the parties agree that the initial press release to be issued with the execution and delivery of this Agreement shall be in the form mutually agreed upon by Buyer and the Company; provided, that (i) each of the parties and their Affiliates may issue press releases or make public announcements concerning the transactions contemplated by this Agreement that are consistent with previous press releases or public announcements made by Buyer or the Company in compliance with this Section 5.12 and (ii) Buyer may make public statements with respect to the anticipated effect of the transactions contemplated by this Agreement on Buyer’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show”, and any public disclosure as required by the SEC, FINRA or other Governmental Authority as Buyer may reasonably determine without prior consultation with the Company.

Section 5.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, upon the reasonable request of another party hereto, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14 R&W Insurance Policy. Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy on terms and conditions reasonably satisfactory to Buyer and the Seller Representative. The Seller Representative and the Company shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Insurance Policy. Prior to Closing, Buyer shall pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy; provided that the parties have agreed that a portion of such premium will be treated as a Transaction Cost hereunder.

Section 5.15 Employment Matters.

(a) At the Closing, Buyer shall cause the Company to continue the employment of all of the Company’s employees as of the Closing Date (the “Continuing Employees”). Such offers of employment shall include an hourly rate or base salary, as applicable, and aggregate employee benefits that are no less favorable than those in effect for such Continuing Employees as of the Closing Date.

(b) For purposes of eligibility, vesting and entitlement to benefits, including entitlement to, and level of, paid time off and vacation benefits (but not for accrual of pension benefits), each Continuing Employee shall be given credit for service with the Company under any employee benefit plan, program or arrangement of the Buyer or its Affiliates in which such Continuing Employee is eligible to participate (the “Buyer Benefit Plans”), to the same extent such credit was provided under comparable Benefit Plans, but in no case where such credit would result in a duplication of benefits. For purposes of any Buyer Benefit Plans providing welfare benefits to Continuing Employees, Buyer shall use commercially reasonable efforts, or shall cause its Affiliates to, as applicable, waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees under any such Buyer Benefit Plan provided to the Continuing Employees, except to the extent that such conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health would apply under the analogous Benefit Plan.

(c) On and after the Closing Date, Buyer shall not take any actions that would result in obligations or liabilities to any Seller or its Affiliates under the WARN Act, or under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions. On and after the Closing Date, Buyer shall be responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for failures to so comply), in any case, applicable to the Continuing Employees.

(d) Effective upon the Closing, Buyer shall establish a bonus pool to pay incentive compensation to the Continuing Employees as set forth on Schedule 5.15(d).

(e) Notwithstanding anything in this Section 5.15 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or shall, constitute or be deemed to constitute the establishment or adoption of, or an amendment to, any Benefit Plan, Buyer Benefit Plan or any other employee benefit plan (within the meaning of Section 3(3) of ERISA), and no person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan, employment or otherwise.

Section 5.16 Paycheck Protection Program Loan. The parties acknowledge that, prior to the date of this Agreement, the Company and its subsidiaries have filed paperwork with the applicable institutions to cause the forgiveness of some or all of the loan in the aggregate principal amount of $3,336,000 obtained by the Company pursuant to the Paycheck Protection Program (the “PPP Loan”) and documented pursuant to an amendment to the Credit Agreement. From the date hereof until Closing, the Company and its subsidiaries will use commercially reasonable efforts to provide any additional information and cooperation requested by the parties determining such forgiveness. To the extent the entirety of the PPP Loan is forgiven prior to Closing, the PPP Escrow Amount shall be reduced to $0. To the extent only a portion of the PPP Loan is forgiven prior to the Closing, the PPP Escrow Amount shall be reduced by the amount forgiven. In the event some or all of the PPP Loan is forgiven following the Closing, Buyer and the Seller Representative shall direct the Escrow Agent to release within five (5) Business Days thereafter the forgiven amount from the PPP Escrow Fund to the Sellers in accordance with their respective Management Group Escrow Percentages and the remainder to the Company.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any material Tax election, amend any material Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by Sellers and Buyer. The Seller Representative shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary) and pay all Taxes due and owing. Buyer shall reimburse the Seller Representative for any Taxes that are the responsibility of Buyer pursuant to this Section 6.01(b) within ten Business Days after payment of such Taxes by the Seller Representative.

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to the Seller Representative (together with schedules, statements and, to the extent requested by the Seller Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If the Seller Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Seller Representative shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Buyer and the Seller Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Seller Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company (other than commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ respective Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation required by the Closing Working Capital Statement, Sellers shall, severally in accordance with their respective percentages as set forth in Schedule 2.03 (the “Pro Rata Percentages”) and not jointly, indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; and (b) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods, in each case, with respect to Tax Returns to be filed by Buyer following the Closing pursuant to Section 6.01(c). In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company. The amount of Losses that the Company, Buyer and each Buyer Indemnitee may recover pursuant to this Section 6.03 shall be reduced, on a dollar-for-dollar basis, by any Tax benefits actually realized in respect of the Losses forming the basis of such claim for recovery.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as relating to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to the Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent that Sellers are actually prejudiced as a result of such failure. Subject to Section 6.09, Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Seller Representative.

Section 6.06 Cooperation and Exchange of Information. The parties shall provide each other with such cooperation and information as any of them reasonably may request of another party in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other Action or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each party shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, severally from Sellers in accordance with their Pro Rata Percentages.

Section 6.09 Refunds and Over Accruals. Any refunds that are received by Buyer or the Company and any amounts credited against income Tax to which Buyer or the Company become entitled, that relate to any Pre-Closing Tax Period shall be for the account of Sellers (excluding any refund or credit attributable to any loss in a tax year (or Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or a portion of a Straddle Period) ending on or before the Closing Date). Buyer shall within fifteen Business Days after receipt, entitlement or determination thereof, pay or cause to be paid to Sellers, in accordance with their Pro Rata Percentages, any such amount net of any Taxes of Buyer, the Company, or any of their subsidiaries attributable to such refund or credit; provided, however, Buyer shall not be required to pay over to Sellers any such refund or the amount of any such credit up to the amount of any Tax asset set forth on the face of the Interim Balance Sheet, as such Tax asset is adjusted for the passage of time through the Close Date in accordance with past custom and practice of the Company in filing their Tax Returns.

Section 6.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days.

Section 6.11 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and the Company pursuant to Gaming Laws with respect to the transactions contemplated hereunder shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) All required Gaming Approvals with respect to the transactions contemplated hereunder have been obtained and are in effect on the Closing Date.

(c) The filings of Buyer and the Company pursuant to the HSR Act with respect to the transactions contemplated hereunder shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(d) No Governmental Authority and/or Gaming Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and no Action shall have been commenced against Buyer, any Seller or the Company, which, if successful, would prevent the Closing.

(e) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities (including Gaming Authorities) referred to in Section 3.05 and Section 3.06 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities (including Gaming Authorities) referred to in Section 4.02 (the “Buyer Gaming Approvals”), in each case, in form and substance reasonably satisfactory to Buyer and the Seller Representative, and no such consent, authorization, order and approval shall have been revoked.

(f) Simultaneously with the Closing, each member of the Management Group shall enter into an employment agreement on terms and conditions reasonably acceptable to all parties thereto dated as of the Closing Date.

(g) The parties thereto shall have executed the Warrant Redemption Agreement and delivered a fully executed copy to Buyer, and such agreement shall remain in full force and effect.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company and Sellers contained in Section 3.01, Section 3.02, Section 3.03 and Section 3.25, the representations and warranties of the Company and Sellers contained in this Agreement, the Escrow Agreement and the applicable Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and Sellers contained in Section 3.01, Section 3.02, Section 3.03 and Section 3.25 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, the Escrow Agreement and each of the Ancillary Documents to which it is a party to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company and Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed on Section 7.02(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(e) The Escrow Agreement and each of the Ancillary Documents shall have been executed and delivered by the parties thereto other than Buyer and true and complete copies thereof shall have been delivered to Buyer.

(f) Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(g) At least three Business Days before Closing, the Company shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(h) The Company shall have delivered to Buyer the Estimated Working Capital Statement and a certificate of the Chief Financial Officer of the Company that the Estimated Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Working Capital Statement was being prepared and audited as of a fiscal year end.

(i) The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j) Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k) Each Seller shall have delivered, or caused to be delivered, to Buyer, as applicable, (i) stock powers conveying the Shares to Buyer, free and clear of Encumbrances (other than those restrictions imposed by applicable Laws), duly executed by such Seller and (ii) instruments of transfer conveying the Options and/or Warrants to Buyer, free and clear of Encumbrances (other than those restrictions imposed by applicable Laws), duly executed by such Seller.

(l) At least three Business Days before the Closing Date, each member of the Management Group shall have delivered a duly completed and executed Accredited Investor Questionnaire.

(m) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(n) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(o) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and each of the Ancillary Documents and the other documents to which the Company is a party to be delivered hereunder and thereunder.

(p) The Company and Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the Escrow Agreement and each of the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, the Escrow Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed on Section 7.03(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Seller Representative at or prior to the Closing.

(d) The Escrow Agreement and each of the Ancillary Documents shall have been executed and delivered by the parties thereto other than Sellers, the Seller Representative and the Company and true and complete copies thereof shall have been delivered to the Seller Representative.

(e) Buyer shall have delivered to Sellers cash and Accel Stock in an amount equal to the Purchase Price as contemplated by Section 2.03.

(f) Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount and the Purchase Price Adjustment Escrow Amount.

(g) Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company and Sellers to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(h) Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(i) The Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(j) The Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Accel and Accel Sub, respectively, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Accel and the Managers of Accel Sub, as applicable, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement and each of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) The Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Accel and Accel Sub, respectively, certifying the names and signatures of the officers of Accel and Accel Sub, as applicable, authorized to sign this Agreement, the Escrow Agreement and each of the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have obtained and bound the R&W Insurance Policy.

(m) Buyer shall have delivered to the Seller Representative such other documents or instruments as the Seller Representative or any Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Authority of Sellers), Section 3.02 (Organization, Authority and Qualification of Company), Section 3.03 (Capitalization), Section 3.25 (Brokers), Section 3.26 (Related Party Contracts), Section 4.01 (Organization and Authority of Buyer) and Section 4.04 (Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and (b) Section 3.20 (Environmental Matters) and Section 3.23 (Taxes) shall survive for a period of 36 months after the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers.

(a) Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall, severally in accordance with their Pro Rata Percentages and not jointly, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(iii) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a).

(b) Subject to the other terms and conditions of this ARTICLE VIII, each Seller shall indemnify and defend the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall jointly and severally indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations and terms:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) exceeds in the aggregate $1,550,000.00 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a)(i) shall be satisfied in accordance with Section 8.06(b) and shall not exceed the proceeds of the R&W Insurance Policy and any amounts recovered by Buyer from the Indemnification Escrow Fund (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.25, Section 3.26, Section 3.27, Section 4.01 and Section 4.04; provided, however, that in no event shall any Seller’s aggregate indemnification obligations under this Agreement exceed the amount of proceeds actually received by such Seller under this Agreement.

(d) For purposes of this ARTICLE VIII, the calculation of Losses resulting from any inaccuracy in or breach of any representation or warranty (but not the determination of any such inaccuracy or breach) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Notwithstanding any other provision herein to the contrary, no Indemnified Party will be entitled to be indemnified for any Losses hereunder to the extent such Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other agreement with Sellers or Buyer or any of their respective Affiliates, as applicable.

(f) The Losses of an Indemnified Party shall be adjusted to give credit for (i) any insurance recovery paid with respect to the matter to which the indemnification claim relates, net of deductibles paid and the portion of any increase in premiums for such insurance policies directly and solely resulting from such matter as determined in good faith and set forth in writing by the Indemnified Party’s insurance broker, and (ii) any net Tax benefit actually realized by the Indemnified Party in respect of the Losses forming the basis of such claim for recovery.

(g) If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this ARTICLE VIII and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(h) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05 Indemnification Procedures. For purposes of this ARTICLE VIII, the party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party and cannot be asserted on the Indemnified Party’s behalf by the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which counsel to the Indemnified Party reasonably determines that such separate counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Subject to the limitations set forth in Section 8.04, any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied as follows:

(i) first, from the Indemnification Escrow Fund (which, with respect to claims under Section 8.02(a)(i), will be made against the Indemnification Escrow Fund in the amount of 50% of such Losses on a dollar-for-dollar basis with the remaining 50% of such Losses to be borne by Buyer on a dollar-for-dollar basis as Buyer’s share of the retention amount under the R&W Insurance Policy);

(ii) second, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from the proceeds of the R&W Insurance Policy; and

(iii) third, to the extent such Losses exceed the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund and are not covered by the R&W Insurance Policy because of coverage being denied (except with respect to any denial of coverage as a result of the failure of Buyer to comply with the terms of the R&W Insurance Policy, for which Sellers shall have no further indemnification obligations hereunder), severally by Sellers in accordance with their Pro Rata Percentages.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 5.08 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent or criminal misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Buyer;

(b) by Buyer by written notice to the Company and Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure (A) cannot be cured, or (B) has not been cured by the Company or the applicable Seller within 30 days of the Company’s or such Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions cannot be, fulfilled by the date that is 12 months following the date hereof (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Buyer if:

(i) Neither the Company nor any Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure (A) cannot be cured, or (B) has not been cured by Buyer within 30 days of Buyer’s receipt of written notice of such breach from the Company or the applicable Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions cannot be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company or a Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, that if on the Outside Date all such conditions have been fulfilled other than receipt of the Buyer Gaming Approvals and Buyer in good faith believes, upon the advice of Buyer’s counsel, that the Buyer Gaming Approvals will be forthcoming and Buyer so notifies the Company, then the Outside Date shall be automatically extended for an additional 90 days; or

(d) by Buyer or the Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority (including any Gaming Authority) shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.07 and ARTICLE X hereof;

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(c) if this Agreement is terminated by (i) the Company in accordance with Section 9.01(c)(i) or Section 9.01(c)(ii) or (ii) Buyer in accordance with Section 9.01(b)(ii) for any reason other than as a result of a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement made by the Company or Sellers, then within ten Business Days of such termination, Buyer shall pay $6,250,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by the Company; provided that, notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Termination Fee pursuant to this Section 9.02(c), if applicable, shall be the sole and exclusive remedy of the Company, its Affiliates and Sellers and any of their respective shareholders, partners, members or Representatives for any and all Liabilities that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee in accordance with this Section 9.02(c), neither Buyer nor any of its Affiliates or any of their respective shareholders, partners, members or Representatives shall have any further Liability relating to or arising out of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, other than with respect to any claim based on fraud or any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Sellers shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company:	Century Gaming Technologies 1327 Weil Street Billings, MT 59101 Facsimile: (406) 896-0045 E-mail: sarntzen@cgtmt.com Attention: Steven W. Arntzen

with a copy to:	Holland & Hart LLP 5441 Kietzke Lane, Suite 200 Reno, NV 89511 Facsimile: (775) 313-9782 E-mail: DGarcia@hollandhart.com Attention: David Garcia

If to the Seller Representative:	Steven W. Arntzen P.O. Box 21138 Billings, MT 59104 Facsimile: (406) 896-0045 E-mail: sarntzen@cgtmt.com

with a copy to:	Holland & Hart LLP 5441 Kietzke Lane, Suite 200 Reno, NV 89511 Facsimile: (775) 313-9782 E-mail: DGarcia@hollandhart.com Attention: David Garcia

If to Buyer:

Accel Entertainment, Inc.

Accel Entertainment LLC

140 Tower Drive

Burr Ridge, IL 60527

Facsimile: (630) 863-7279

E-mail: DerekH@accelentertainment.com

Attention:  Derek Harmer, General Counsel and Chief Compliance Officer

with a copy to:	Dickinson Wright PLLC 350 S. Main Street, Suite 300 Ann Arbor, MI 48104 Facsimile: (844) 670-6009 E-mail: bwyatt@dickinsonwright.com Attention: Bradley J. Wyatt

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) all obligations of Buyer under this Agreement shall be joint and several by and between Accel and Accel Sub and (e) reference herein to any document or other information being “made available,” “provided” or “delivered” to Buyer prior to the date hereof shall be deemed satisfied, without limitation, by (i) the posting, at least two (2) Business Days prior to the date hereof, of any such document or information in the virtual data room maintained with Datasite by the Company or its affiliates for purposes of the transactions contemplated hereunder, or (ii) the Company, the Seller Representative or a Seller or their respective Representatives providing the documents to Buyer or its Representatives via email. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.08(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the Escrow Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Escrow Agreement or any Ancillary Document, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 5.06, Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF CHANCERY IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY ANCILLARY DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 No Presumption Against Drafting Party. The Company and Buyer acknowledge that each has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.14 Seller Representative.

(a) Sellers hereby appoint Stephen W. Arntzen to serve as the “Seller Representative” for purposes of all matters expressly set forth in this Agreement to be performed by the Seller Representative and Mr. Arntzen hereby consents and agrees to such appointment. The Seller Representative may be removed from such position at any time upon the written election of Sellers who collectively hold a majority of the Pro Rata Percentages (a “Seller Majority”); provided that a Seller Majority elects a replacement Seller Representative prior to or simultaneously with such removal, and Buyer is given prompt written notice of such replacement; provided further that no such designation of a replacement Seller Representative shall be effective unless and until such replacement Seller Representative has agreed in writing to serve in such capacity. The designation of the Seller Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any Seller. Each replacement Seller Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative and the term “Seller Representative” as used herein shall be deemed to include any such replacement Seller Representative. The Seller Representative, including any replacement of any such Seller Representative, is authorized to act as attorney-in-fact for Sellers with full power of substitution and authority, in its discretion, to enforce this Agreement and the Escrow Agreement against the parties hereto and thereto, and to execute any amendment or waiver of this Agreement and the Escrow Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this

Agreement or the Escrow Agreement, to give and receive notices and communications and, without limiting the foregoing provisions of this Section 10.14, dispute any decision or determination of Buyer following the Closing, to agree to, negotiate, enter into settlements and compromises of, and to comply with court orders with respect to any dispute, to take any of the actions contemplated by the Seller Representative under this Agreement or the Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of any or all of the foregoing.

(b) Sellers shall, severally in accordance with their Pro Rata Percentages, be responsible for the payment of all fees and expenses reasonably incurred by the Seller Representative in performing its duties under this Agreement and the Escrow Agreement. Written notice of any resignation, removal or appointment of a Seller Representative shall be delivered by the Seller Representative to Buyer promptly after such action is taken, provided, that until such notice is received, Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Seller Representative, unless at such time such Seller Representative has resigned or has died or has become incapacitated, in which case Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the Seller Majority who, in such case, for all purposes hereunder shall be deemed the Seller Representative until the appointment of a replacement for the prior Seller Representative.

(c) All decisions of and actions by the Seller Representative may be relied upon by Buyer, its Affiliates and any third Person, and shall be binding and conclusive upon each Seller. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer and the Escrow Agent shall be entitled to rely on the actions taken by the Seller Representative without independent inquiry into the capacity of the Seller Representative to so act and each such party is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. All actions, notices, communications and determinations by the Seller Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, Sellers.

(d) The Seller Representative shall not be liable, responsible or accountable in damages or otherwise to Sellers for any Liability incurred by reason of any act or failure to act by such Seller Representative, and each Seller shall jointly and severally indemnify and hold harmless the Seller Representative against any Liability except to the extent that such losses or damage shall have been the result of the individual gross negligence or willful misconduct of such Seller Representative.

Section 10.15 Conflict Waiver; Privilege. Buyer and Sellers agree that, notwithstanding any current or prior representation of any of the Seller Representative or the Company or any of its Affiliates by Holland & Hart LLP (“Seller Counsel”), Seller Counsel shall be allowed to represent the Seller Representative, any Seller or any of a Seller’s respective Affiliates in any matters and/or disputes adverse to Buyer or the Company, or any of their respective Affiliates, that either is existing on the date hereof or that arises in the future and relates to the negotiation, preparation, execution, delivery and performance of this Agreement or any Ancillary Document, or any of the transactions contemplated hereunder or thereunder, and Buyer (for itself and, for all periods after the Closing, the Company and its subsidiaries) and Sellers hereby (a) waive any claim they have or may have that Seller Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after Closing in connection with the foregoing between Buyer, the Company, or either of their respective Affiliates (on the one hand) and Sellers or any of Sellers’ respective Affiliates (on the other hand), Seller Counsel may represent the Seller Representative, a Seller or such Affiliate of Seller in such dispute even though the interests of Sellers or such Affiliate may be directly adverse to Buyer, the Company, or any of their respective Affiliates, and even though Seller Counsel may have represented the Company or its subsidiary in a matter substantially related to such dispute. Buyer (for itself and, for all periods after the Closing, the Company and its subsidiaries) also further agrees that, as to all communications among Seller Counsel and the Company and its subsidiaries, Sellers and the Seller Representative, and any of their respective Affiliates that relate in any way to the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents, and the transactions contemplated hereunder and thereunder, including all right, title and interest in and to such communications, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong to and may be controlled exclusively by the Seller Representative and shall not be deemed to have ever been conveyed, passed to, or claimed by Buyer or any of its Affiliates or, following the Closing, by the Company or its subsidiaries, as it relates to the contemplation, negotiation or drafting of this Agreement and the Ancillary Documents (including preparation of the Disclosure Schedules). Accordingly, no Person other than the Seller Representative controls the attorney-client privilege with respect to such privileged communication or is able to waive the privilege. In the event that Buyer is legally required by any Governmental Authority to access or obtain a copy of all or a portion of such privileged communications, Buyer shall be entitled to access or obtain a copy of and disclose such privileged communications to the extent necessary to comply with any such legal requirement; provided that, to the extent legally permissible, the Seller Representative is provided with prompt written notice of any such requirement prior to such access and disclosure so that the Seller Representative may in its sole discretion and cost and expense, seek a protective order or other appropriate remedy.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACCEL ENTERTAINMENT, INC.

By:	/s/ Andrew Rubenstein
	Name:	Andrew Rubenstein
	Title:	President and Chief Executive Officer

ACCEL ENTERTAINMENT LLC

By:	/s/ Andrew Rubenstein
	Name:	Andrew Rubenstein
	Title:	Manager

CENTURY GAMING, INC.

By:	/s/ Steven W. Arntzen
	Name:	Steven W. Arntzen
	Title:	Chief Executive Officer

SELLERS:

/s/ Steven W. Arntzen
Steven W. Arntzen

/s/ Heidi H. Schmalz
Heidi H. Schmalz

/s/ Merle Frank
Merle Frank

SELLER REPRESENTATIVE:

/s/ Steven W. Arntzen
Steven W. Arntzen

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]